NBC CAPITAL CORPORATION


                           EXHIBIT 21

            SUBSIDIARY OF NBC CAPITAL CORPORATION


                     State of                                %
    Subsidiary     Incorporation         Business        Ownership
_________________  _____________  _____________________  _________

National Bank of
 Commerce           Mississippi   Financial Institution     100%

First National
 Finance Company    Mississippi   Finance Company           100%